Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 11, 2014

Relating to Preliminary Prospectus dated September 8, 2014

Registration No. 333-195033

XCERRA CORPORATION

$40,000,000

Common Stock

The following information supplements and updates the information contained in the Preliminary Prospectus identified above.

On September 8, 2014, Xcerra Corporation (the “Corporation”) announced preliminary financial results of operations for the three months and fiscal year ended July 31, 2014. The Corporation furnished such results of operations on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) and included such information in a Preliminary Prospectus Supplement dated September 8, 2014 also filed with the SEC. Subsequently, in the course of the preparation of the Corporation’s annual financial statements, the Corporation determined that the entire bargain purchase gain, recorded in the three months ended July 31, 2014, requires retrospective treatment under Accounting Standards Codification (“ASC”) Topic 805-Business Combinations. The application of this treatment will likely result in the reduction of approximately $4.0 million of bargain purchase gain which would result in a corresponding reduction of approximately $4.0 million ($0.08 per diluted share) of net income on a GAAP basis for the three months ended July 31, 2014. The Corporation would also retrospectively increase its bargain purchase gain for the three months ended January 31, 2014 by approximately $4.0 million which would result in a corresponding increase of approximately $4.0 million ($0.08 per diluted share) of net income on a GAAP basis for the three months ended January 31, 2014.

Accordingly, the Corporation expects to report net income on a GAAP basis of approximately $9.5 million, or $0.19 per diluted share, for the quarter ended July 31, 2014.

This adjustment of bargain purchase gain affects only the Corporation’s second quarter and fourth quarter 2014 results of operations and is expected to have no impact on the results of operations for the full fiscal year ended July 31, 2014. In addition, this adjustment will have no effect on the Corporation’s non-GAAP net income or EBITDA for any fiscal period.

The information presented above is the responsibility of management, reflects management’s estimates based solely upon information available to us as of the date hereof and is not a comprehensive statement of our financial results for the three months or year ended July 31, 2014. Our actual results may differ materially from these preliminary financial results. Our independent registered public accounting firm, BDO USA, LLP, has not audited, reviewed, compiled or performed any procedures on this preliminary information. Accordingly, BDO USA, LLP does not express an opinion or any other form of assurance with respect thereto and therefore you should not place undue reliance upon these preliminary estimates. These preliminary results should be read in conjunction with our consolidated financial statements and related notes under the heading, “Financial Statements and Supplementary Data” in our most recent Annual and Quarterly Reports on Forms 10-K and 10-Q and our Current Reports on Form 8-K incorporated by reference into the Preliminary Prospectus. For additional information, please see “Risk Factors.”

Safe Harbor for Forward-Looking Statements

Any statements in this issuer free writing prospectus about future expectations, plans and prospects for the Company, including statements regarding financial operating results (including net income or loss), and earnings or loss per share, and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the Company’s use of the words “ “expects,” “may,” “will,” “would,” or similar expressions, whether negative or affirmative. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements as a result of various important factors, including information developed during the course of the Company’s preparation of its audited financial statements, as well as the other important factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission, including those included under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2014. The Company disclaims any intention or obligation to update any forward-looking statements after the date hereof.

We have filed with the SEC a registration statement (Registration No. 333-195033) and a preliminary prospectus supplement dated September 8, 2014 (together with the base prospectus dated June 12, 2014 set forth in the registration statement, the “Preliminary Prospectus”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the documents incorporated by reference therein) and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternately, copies of the Preliminary Prospectus may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by calling (415) 364-2720 or by emailing SyndProspectus@stifel.com or from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, or by calling (612) 334-6300. References herein to “we,” “us,” “our” and “Xcerra” refer to Xcerra Corporation.